UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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The New Ireland Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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 May 20, 2022

DEAR STOCKHOLDER,

As you are aware, an activist hedge fund has commenced a proxy fight in an attempt to replace The New Ireland Fund, Inc.’s Chairman of the Board, David Dempsey, at the upcoming Annual Meeting of Stockholders to be held on June 14, 2022.

First, I am pleased that your fellow retail stockholders are showing strong support for The New Ireland Fund, Inc. (“IRL” or the “Fund”) and its Chairman. It is critical that you join your fellow retail stockholders and vote TODAY by signing, dating and mailing the WHITE proxy card in the prepaid envelope or by voting via internet or telephone by following the instructions on the WHITE proxy card.

You should have received a proxy statement and GOLD proxy card from Saba Capital Management, L.P. (“Saba”). Please disregard the GOLD proxy card. Please do not return it, even to withhold votes from Saba’s nominee.

Second, in Saba’s proxy statement, the dissident has made false statements regarding the performance of IRL. Saba is attempting to mislead you and your fellow stockholders by falsely claiming that IRL has poor investment performance and that the IRL Board lacks effective management of IRL. As shown in the average annual total returns table from the Fund’s most recent annual report and set out below, this is simply not true. In addition, as of May 3, 2022, the Fund’s discount to net asset value per share was 11.1%, while the median share price discount of a peer group of regional country-specific closed-end funds1 was 12.7%.

Investment Summary (unaudited)
Average Annual Total Returns as of October 31, 2021	One Year	Three Year	Five Year	Ten Year
The New Ireland Fund, Inc. – Nav[2]	44.27%	13.53%	7.88%	11.13%
The New Ireland Fund, Inc. – Market Price[2]	64.58%	13.97%	6.99%	11.00%
Benchmark[3]	45.02%	14.64%	12.10%	13.71%
__________________________
1 The peer group consists of First Trust Dynamic Europe Equity Income Fund: FDEU, Swiss Helvetia Fund: SWZ, European Equity Fund: EEA, New Germany Fund: GF, and The Central and Eastern Europe Fund: CEE. There are no other actively-managed closed-end funds, ETFs, or mutual funds that focus primarily on Irish securities.

2 Total Market Value returns reflect changes in share market prices and assume reinvestment of dividends and capital gain distributions, if any, at the price obtained under the Dividend Reinvestment and Cash Purchase Plan (the “Plan”). Total Net Asset Value returns reflect changes in share net asset value and assume reinvestment of dividends and capital gain distributions, if any, at the price obtained under the Plan.

3 The Benchmark is the MSCI All Ireland Capped Index.

Please see reverse side

Saba has a history and strategy of disrupting closed-end funds with the short-term goal of a quick profit at the detriment of long-term stockholders. Conversely, your Fund’s Board is focused on the best interests of IRL and ALL of its stockholders.

Accordingly, please support your Board’s nominee, and its Chairman, today by voting for his election on the WHITE proxy card. You can vote by signing, dating and mailing the WHITE proxy card in the prepaid return envelope. You can also vote by internet or telephone by following the instructions on the WHITE proxy card.

If you have any questions regarding the IRL stockholder meeting, please call our proxy solicitor, Di Costa Partners at 1 (888) 231-1287.

SINCERELY,

DERVAL MURRAY TREASURER & SECRETARY

IRL-LTR#4-2022